Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the incorporation by reference in Registration Statement No. 333-264533 on Form S-3 and Registration Statement Nos. 333-44500, 333‑136828, 333‑151504, 333‑166495, 333‑173793, 333‑217652, 333‑237947, and 333‑269963 on Form S-8 of our reports dated November 25, 2025, relating to the consolidated financial statements of Clearfield, Inc. and the effectiveness of Clearfield Inc.'s internal control over financial reporting appearing in this annual report on Form 10-K for the year ended September 30, 2025.

/s/ Deloitte & Touche LLP

Minneapolis, Minnesota

November 25, 2025